Exhibit 99


           Strengthened Management Structure at Orient-Express Hotels

HAMILTON, Bermuda, September 17 /PRNewswire-FirstCall/ -- Orient-Express Hotels Ltd. (NYSE: OEH) (http://www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 25 countries, today announced changes to its management structure, designed to strengthen the senior team to serve the needs of the business going forward.

Filip Boyen, formerly Vice President, Operations has been named Chief Operating Officer. Boyen has been with the company since 1997 and served as general manager in Bora Bora; regional managing director in Peru; and as Vice President for Africa, Australasia and Latin America. He has hotel operating experience in Russia, Indian Ocean, South Africa and Turkey. Nine regional managing directors report to Boyen, who also takes on responsibility for the Company's Asian hotels and trains and cruises on the retirement of Nick Varian, Chief Development Officer, at the end of 2009. Key among his tasks in this new role are service and operating quality assurance and on-property delivery of the standards required as the Company rolls out its new brand strategy.

Phillip Gesue, who joined the Company in March of this year as Director of Global Real Estate is named Vice President, Real Estate. His initial focus has been on the construction and sales strategy of Orient-Express' marina development, Porto Cupecoy on the Dutch side of St Martin, West Indies, scheduled for completion later this year. He also oversees the Company's existing real estate activities, including those in New York; Charlottesville, Virginia; St Martin in the West Indies - the Villas at La Samanna; and Mexico.

Gesue was formerly with Time Equities, a Manhattan-based national real estate investor where he was Director of Acquisitions and Development. His background is in real estate finance, acquisitions and development and he was personally involved in the development and acquisition of over $1 billion in commercial and residential real estate and hotels over the past nine years.

Commenting on these appointments, Paul White, President and Chief Executive Officer said, "Boyen and Gesue have particular strengths, from which we have already seen benefit as they have developed in their previous roles. This new focus will help us to drive our core strategies of maximizing our brand and guest experience and of selling our developed real estate."

Contact:

     Martin O'Grady
     Vice President, Chief Financial Officer
     Tel: +44-20-7921-4038
     E: martin.ogrady@orient-express.com

     Pippa Isbell
     Vice President, Corporate Communications
     Tel: +44-20-7921-4065
     E: pippa.isbell@orient-express.com